NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Fourth Quarter and Full Year 2012 Results

DALLAS (April 3, 2013) Income Opportunity Realty Investors, Inc. (NYSE MKT: 10T), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2012. The Company reported a net loss of $0.3 million or $0.08 per share for the period ended December 31, 2012, as compared to net income of $3.0 million or $0.73 per share for the same period ended 2011.

For the twelve months ended December 31, 2012, we had net income applicable to common shares of $1.5 million or $0.36 per share for the year ended December 31, 2012, as compared to a net income applicable to common shares of $0.7 million or $0.16 per share for the same period ended 2011.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of December 31, 2012, our land consisted of 178.1 acres of land located in Dallas, Texas. The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from related parties.

Interest income was $5.2 million for the twelve months ended December 31, 2012. This represents an increase of $0.8 million in the current year, as compared to interest income of $4.4 million in the prior period. The increase is due to the payments received on our notes receivables from Unified Housing Foundation, a related party. The receivables are surplus cash flow notes. Prior to January 1, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January 1, 2012, due to the consistency of cash received on the surplus cash notes, we are recording interest as earned.

Mortgage loan interest expense was $1.3 million for the twelve months ended December 31, 2012. This represents an increase of $73,000 in the current year, as compared to interest expense of $1.2 million in the prior period. The lender for the Travelers land mortgage, which is under a forbearance agreement, was applying 100% of the monthly debt service to principal until the October extension of the forbearance agreement. The lender reallocated the payments to accrued interest, thereby increasing the amount of interest owed. We corrected our accruals to represent the change in allocation between principal and interest made by the lender.

Income tax expense was $876,000 for the twelve months ended December 31, 2012. This represents an increase of $61,000 as compared to the prior period income tax expense of $815,000. The increase was due to the increase in the current period net income, as compared to the prior period. The Company is part of a tax sharing and compensating agreement with respect to federal income taxes between the Company and its parent(s) and their subsidiaries that was entered into in July of 2009 and due to the positive net income in the current period, it used net operating losses from its parent(s) and is required to compensate for those losses used in the current period.

About Income Opportunity Really Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011	2010
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-

Expenses:
Property operating expenses (including $61 and $8 and $15 for the year ended 2012 and 2011 and 2010 respectively from related parties)	67	38	52
General and administrative (including $334 and $260 and $278 for the year ended 2012 and 2011 and 2010 respectively from related parties)	514	500	477
Advisory fee to related party	815	850	866
Total operating expenses	1,396	1,388	1,395
Operating loss	(1,396)	(1,388)	(1,395)

Other income (expense):
Interest income from related parties	5,183	4,447	4,292
Mortgage and loan interest	(1,284)	(1,211)	(1,116)
Earnings from unconsolidated subsidiaries and investees	(37)	(52)	(3)
Total other income	3,862	3,184	3,173
Income before gain on land sales, non-controlling interest, and taxes	2,466	1,796	1,778
Income from continuing operations before tax	2,466	1,796	1,778
Income tax benefit (expense)	(876)	(815)	52
Net income from continuing operations	1,590	981	1,830
Discontinued operations:
Income (loss) from discontinued operations	(106)	(1,427)	12
Gain on sale of real estate from discontinued operations	-	947	-
Income tax expense (benefit) from discontinued operations	37	168	(4)
Net income (loss) from discontinued operations	(69)	(312)	8
Net income	1,521	669	1,838

Earnings per share - basic
Income from continuing operations	$0.38	$0.24	$0.44
Loss from discontinued operations	(0.02)	(0.08)	-
Net income	$0.36	$0.16	$0.44

Earnings per share - diluted
Income from continuing operations	$0.38	$0.24	$0.44
Loss from discontinued operations	(0.02)	(0.08)	-
Net income	$0.36	$0.16	$0.44

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	27,002	31,612
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	25,176	29,786
Cash and cash equivalents	2	1
Investments in unconsolidated subsidiaries and investees	-	37
Receivable and accrued interest from related parties	58,534	52,160
Other assets	1,283	1,546
Total assets	$109,506	$108,041

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,508	$28,588
Deferred revenue (from sales to related parties)	5,127	5,127
Accounts payable and other liabilities	149	125
	33,784	33,840
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2012 and 2011	42	42
Treasury stock at cost, 5,461 shares in 2012 and 2011	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	13,764	12,243
Total shareholders' equity	75,722	74,201
Total liabilities and shareholders' equity	$109,506	$108,041